Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form F-3 (No. 333-167078) of Hydrogenics Corporation of our report dated March 25, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting, and our comments by independent auditors on Canada-US reporting difference dated March 25, 2010, which appear in the Annual Report on Form 20-F for the year ended December 31, 2009.

We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants, Licensed Public Accountants
Toronto, Ontario, Canada
June 23, 2010